THIS NOTE AND THE INDEBTEDNESS REPRESENTED HEREBY ARE FOR THE PURPOSE OF A BRIDGE LOAN BY AND BETWEEN THE LENDER AND THE COPMANY AND IS SUBJECT TO ALL ARTICLES OF THE COMPANY’S OPERATING AGREEMENT.

PROMISSORY NOTE

$65,000	July 13th, 2012

Borrower:	Echo Automotive, LLC of 9909 N 126th St, Scottsdale Arizona 85259 (individually and collectively the "Borrower")

Lender:	Josh Lambert (“Lender”)

This bridge loan being provided by Lender to Borrower to help with general operational expenses of the business. It is understood that both parties wish to replace this agreement with a more definitive purchase and/or funding agreement and both parties agree to work in good faith to negotiate the terms of a more definitive and comprehensive agreement. In the event that no definitive agreement is mutually agreed to and executed by both parties, for any reason whatsoever, this Promissory Note will remain in full force and effect.

FOR VALUE RECEIVED, The Borrower promises to pay to Lender at such address as may be provided in writing to the Borrower, the principal sum of sixty five thousand ($65,000.00 ) USD, with interest accrued on the unpaid principal at the rate of 21 percent per annum, calculated monthly not in advance.

1.

Warrants. Within 120 days of the execution of this promissory note, Borrower will issue Lender warrants to purchase $65,000 of stock (130,000 shares) at no more than $0.01 per share. These warrants will expire 5 years after the issue date and may be subject to a standard voting agreement. In addition, Borrower will issue Lender Warrants to purchase 1 share of stock at the same as above terms for every $10 of outstanding debt at the end of each calendar month. For clarity, Borrower would issue Lender 5,000 Warrants on October 31st, 2012, if the unpaid balance was equal to $50,000.

2.	Term: This Note will be repaid in full within 180 days from receipt of funds from Lender.

3.	Prepayment. At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to Lender without further bonus or penalty.

4.

Repayment of Loan. It is understood that this loan is a bridge loan to help Borrower with cash timing and to operate until it receives other moneys from its current investors. At the time those monies are received by Borrower from its investors, Borrower will repay this loan within 180 business days.

5.

Default. If the Borrower defaults in payment as required under this Note and within thirty (30) days of written notice of such breach, the Security, if any is defined in this note, will be immediately provided to Lender and Lender is granted all rights of repossession as a secured party. For the avoidance of doubt, Borrower will have the right too liquidate such items to satisfy any amounts due under this agreement. Any and all proceeds beyond such amount or additional security obtained by Lender under this agreement will be promptly returned to Borrower. In addition, Borrower will have first right of refusal to purchase any property obtained from Borrower and the right to match any bona-fide offer.

6.

Legal Fees. All reasonable costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

7.

Successors. This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

8.

Ranking. The indebtedness evidenced by the Note shall be senior in priority to all Indebtedness of the Borrower (including trade payables) and all indebtedness of the Borrower shall be senior in terms of priority and payment with the Note.

9.	Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

10.

Severability. If any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent under applicable law, such provision shall nevertheless remain valid, legal and enforceable in all other respects and to such extent as may be permissible.

11.	Governing Law. This Note shall be governed by and construed under the laws of the State of Arizona.

12.

Interest Savings Clause. If any interest payment due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

13.	Waiver. The Borrower and Lender hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

IN WITNESS WHEREOF Echo Automotive, LLC has duly affixed its signature by a duly authorized officer and individual under seal on this 13th day July, 2012.

SIGNED, SEALED, AND DELIVERED
this 13th day of July, 2012.
Echo Automotive, LLC

per: __________________________________(SEAL)